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                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ________________

      INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 1)*


                    First Investors Financial Services Group,Inc.
                                 (Name of Issuer)

                         Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    32058A 10 1
                                  (CUSIP Number)

                                 December 31, 1999
               (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [x]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G                                                      PAGE 2 OF 7

CUSIP No. 32058A 10 1
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               John A. Levin & Co., Inc.
               13-3134273
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    182,800
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    182,800
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    12,696
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               195,496
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               3.5%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IA
_____________________________________________________________________________
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Schedule 13G                                                      PAGE 3 OF 7

CUSIP No. 32058A 10 1
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Baker, Fentress & Company
               36-0767530
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    182,800
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    182,800
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    12,696
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               195,496
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               3.5%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IV
_____________________________________________________________________________
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Schedule 13G                                                     PAGE 4 OF 7

          Amendment No. 1 to the Schedule 13G of John A. Levin & Co., Inc. ("Levin & Co.") and Baker, Fentress & Company ("Baker Fentress") with respect to the Common Stock, $.001 par value (the "Common Stock"), of First Investors Financial Services Group, Inc.(the "Company"). Schedule 13G is hereby amended and restated in its entirety as follows:

ITEM 1(a).  NAME OF ISSUER:
             First Investors Financial Services Group, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             675 Bering Drive, Suite 710, Houston, Texas  77057

ITEM 2(a).  NAME OF PERSON FILING:
             John A. Levin & Co., Inc. ("Levin & Co.")
             Baker, Fentress & Company ("Baker Fentress")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
             John A. Levin & Co., Inc.         Baker, Fentress & Company
             One Rockefeller Plaza             200 West Madison Street
             New York, New York  10020         Chicago, Illinois  60606

ITEM 2(c).  CITIZENSHIP:
             Levin & Co. and Baker Fentress are each corporations organized under the laws of the State of Delaware.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
             Common stock, $.001 par value (the "Common Stock").

ITEM 2(e).  CUSIP NUMBER:
             32058A 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the
                    Act
          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act
          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of
                    the Act
          (d) [x]   Investment Company registered under Section 8 of the
                    Investment Company Act of 1940
          (e) [x]   Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940: see Rule 13d-
                    1(b)(1)(ii)(E)
          (f) [ ]   Employee Benefit Plan, Pension Fund which is subject
                    to the provisions of the Employee Retirement Income
                    Security Act of 1974 or Endowment Fund; see Rule 13d-
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Schedule 13G                                                     PAGE 5 OF 7

                    1(b)(1)(ii)(F)
          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);
          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
          (j) (  )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.
[ ]

ITEM 4.   OWNERSHIP.
             (a)   Amount Beneficially Owned:
                   195,496

             (b)   Percentage of Class:
                   3.5% (based on the 5,566,669 shares of Common Stock reported to be outstanding as of November 30, 1999, as reflected in the Company's Form 10-Q for the quarter ended October 31, 1999.)

             (c)   Number of shares as to which such person has:
                 (i)  sole power to vote or to direct the vote:
                      182,800

                 (ii) shared power to vote or to direct the vote:
                      0

                 (iii)sole power to dispose or to direct the disposition of:
                      182,800

                 (iv) shared power to dispose or to direct the disposition of:
                      12,696

          Levin & Co., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, holds for the accounts of its investment advisory clients, and thereby beneficially owns, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, the foregoing shares of Common Stock. Baker Fentress, an investment company registered under the Investment Company Act of 1940, as amended, is the sole shareholder of Levin Management Co., Inc., a Delaware corporation which is the sole shareholder of Levin & Co. Baker Fentress, therefore, may be deemed the beneficial owner of the shares of Common Stock held by Levin & Co.
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Schedule 13G                                                     PAGE 6 OF 7

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          [x] The reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.



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Schedule 13G                                                     PAGE 7 OF 7

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))
          By signing below, Levin & Co. and Baker Fentress certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2000
                                JOHN A. LEVIN & CO., INC.

                                /s/ John A. Levin
                                ---------------------------
                                John A. Levin
                                Chairman and Chief Executive Officer

                                BAKER, FENTRESS & COMPANY

                                /s/ John A. Levin
                                ---------------------------
                                John A. Levin
                                Chairman and Chief Executive Officer





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